                           AMENDMENT TO EXCHANGE AGREEMENT

     THIS AMENDMENT is entered into this 27th day of January, 1999, amending that certain Exchange Agreement effective the 31st day of December 1998, by and among Loch Exploration, Inc., a Texas corporation ("LOCX"), its wholly-owned subsidiary Loch Energy, Inc. ("LEI"), Design Automation Systems Incorporated, a Texas corporation ("DASI") and Carl R. Rose (the "DASI Sole Shareholder").

                                       RECITALS

     WHEREAS, the Exchange Agreement provides for the acquisition by LOCX of all of the issued and outstanding shares of DASI solely in exchange for 14.4 million shares of LOCX common stock, on the terms and conditions provided therein, all for the purpose of effecting a so-called "tax-free" reorganization pursuant to Sections 368(a)(1)(B) of the Internal Revenue Code of 1954, as amended,

     WHEREAS, prior to the Closing of the Exchange Agreement, certain individuals where issued shares of DASI common stock as follows:

Name                     Number of DASI shares
----                     ---------------------
Charles Leaver                144
Kelly Knake                    72

     WHEREAS, thereafter the shareholders of DASI approved a 10,000 for 1 reverse split of the DASI common stock,

     WHEREAS, the DASI shareholders of record as of December 31, 1998 were as follows:

Name                     Number of DASI shares
----                     ---------------------
Carl R. Rose                  9,400,000
Carl R. Rose, Trustee         5,000,000
Charles Leaver                1,440,000
Kelly Knake                     720,000

     WHEREAS, the parties agree that there were errors in the Exchange Agreement regarding the number of DASI shareholders and the amount of consideration to be issued to said shareholders, and

     WHEREAS, the parties wish to amend the Exchange Agreement in order to correct those errors,

                                      AGREEMENT

     NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed to amend the Exchange Agreement as follows:

1. In the preamble, Carl R. Rose, Trustee, Charles Leaver and Kelly Knake shall be added as parties to the Exchange Agreement. Carl R. Rose, Carl
     R. Rose, Trustee, Charles Leaver and Kelly Knake shall be collectively referred to as the "DASI Shareholders."

2.   Section 3.02 shall be amended to read as follows:

Section 3.02 CAPITALIZATION. The authorized capitalization of DASI consists of 50,000,000 shares of common stock, no par value per share, of which 16,560,000 shares are currently issued and outstanding. The DASI Shareholders and the number of shares beneficially owned by them are set forth on Schedule 3.02. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person. There are no options, warrants, rights or convertible securities outstanding to purchase any capital stock of DASI.

Schedule 3.02 shall be amended as follows:

Name                     Number of DASI shares
----                     ---------------------
Carl R. Rose                  9,400,000
Carl R. Rose, Trustee         5,000,000
Charles Leaver                1,440,000
Kelly Knake                     720,000

2.    Section 4.01 of the Exchange Agreement be amended as follows:

Section 4.01 THE EXCHANGE. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 4.05), each DASI Shareholder hereby agrees to assign, transfer, and deliver to LOCX, free and clear of all liens, pledges, encumbrances, charges, restrictions, or known claims of any kind, nature, or description, the number of shares of common stock of DASI set forth in Schedule 4.01, which in the aggregate constitute all of the issued and outstanding shares of common stock of DASI, or 16,560,000 shares, and LOCX agrees to acquire such shares on such date by issuing and delivering in exchange solely therefor 16,560,000 shares of LOCX restricted common stock, par value $0.01. Upon the consummation of the transaction contemplated herein, all shares of capital stock of DASI shall be held by LOCX.

3. All references to the "DASI Sole Shareholder" shall be amended to read the "DASI Shareholders."

4. The foregoing amendments shall be the only alterations to the Exchange Agreement, all other terms and conditions shall remain the same.

                                    MISCELLANEOUS

5. GOVERNING LAW. This Amendment shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Texas.

6. COUNTERPARTS. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

7. AMENDMENT OR WAIVER This Amendment may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Amendment may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.


                         LOCH EXPLORATION, INC.


                         By: //s// Glenn L. Loch
                             Glenn L. Loch, President


                         LOCH ENERGY, INC.


                         By: //s// Michael Black
                             Michael Black, Secretary


                         LEI MAJORITY SHAREHOLDERS


                         GLENN L. LOCH, INDIVIDUALLY


                         By: //s// Glenn L. Loch
                             Glenn L. Loch


                         SOUTHPORT CAPITAL CORPORATION


                         By: //s// Frank H. Moss
                             Frank H. Moss, President


                         DESIGN AUTOMATION SYSTEMS INCORPORATED


                         By: //s// Carl R. Rose
                             Carl R. Rose, Chief Executive Officer


                         DASI SHAREHOLDERS


                         By: //s// Carl R. Rose
                             Carl R. Rose


                         By: //s// Carl R. Rose, Trustee
                             Carl R. Rose, Trustee


                         By: //s// Charles Leaver
                             Charles Leaver


                         By: //s// Kelly Knake
                             Kelly Knake